Exhibit 5.1

KRIEGER & PRAGER, LLP

39 BROADWAY

NEW YORK, NEW YORK 10006

Telephone: 212 363 2900

Telecopier: 212 363 2999

May 9, 2013

Infinity Augmented Reality, Inc.

45 Broadway

New York, New York 10006

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Infinity Augmented Reality, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 40,000,000 shares of the Common Stock of the Company, par value $0.00001 per share (the “Shares”), which is to be issued pursuant to the terms of the Company’s 2010 and 2013 Equity Incentive Plans ( the “Plan”).

As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued in accordance with the terms of the Plan, will be authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to it in the Registration Statement.

Very truly yours,

KRIEGER & PRAGER, LLP